EXHIBIT 99.1

Read-Rite Corporation	☐

44100 Osgood Road

Fremont, California 94539

Investor Relations

888-377-7378 Tollfree

510-683-7534 Fax

FOR IMMEDIATE RELEASE

CONTACT:	Read-Rite Corporation
Investment Community:
Jane Conn
(510) 683-7676

READ-RITE ANNOUNCES SECOND QUARTER FISCAL YEAR 2003 RESULTS

FREMONT, CA — April 29, 2003 — Read-Rite Corporation (Nasdaq: RDRT) today announced sales for the second quarter of fiscal year 2003, which ended March 30, 2003, of $40.9 million and a net loss and net loss per share of $35.9 million and $1.48, respectively.

While the company began ramping production of the 80 gigabyte per platter heads during March, and shipped almost 1 million of these heads during the quarter, sales for the March quarter were primarily related to 40 gigabyte per platter programs. The number of HGA’s per HSA increased quarter-to-quarter to 2.15 from 1.90 and the company’s overall manufacturing yields improved significantly.

The company ended the quarter with a cash balance of $4.2 million. On April 1, 2003, as previously announced, the company amended its credit facility with Tennenbaum Capital Partners, LLC to improve the company’s liquidity. The amendment increased the size of the facility from $30 million to $35 million and modified other provisions of the agreement to provide increased access to the balance of the facility as the company ramps its 80 gigabyte per platter products. Borrowings as of April 29, 2003 under this secured facility were $19.0 million.

On the new product front, the company is in volume production on 80 gigabyte per platter heads for multiple programs. The company expects to have additional qualifications shortly and will announce those as they are finalized. While 40 gigabyte per platter sales will continue during the quarter in high volume, the company expects the majority of sales for the June quarter will be for customers’ 80 gigabyte per platter programs.

Business Outlook:

The statements that follow are based upon current expectations, are forward looking, and actual results may differ materially:

•	The company expects in the quarter ending June 29, 2003, that it will complete additional qualifications for 80 gigabyte per platter customer programs, and that revenue will increase by approximately 30% from the March quarter with a significant reduction in the net loss quarter-to-quarter.

•	The company will continue to closely manage its cash position throughout the quarter.

Read-Rite Corporation is one of the world’s leading independent manufacturers of magnetic recording heads, head gimbal assemblies (HGAs) and head stack assemblies (HSAs) for disk drives and tape drives. The company is headquartered in Fremont, California and has operations in California, Japan, Thailand, the Philippines, South Korea and Singapore. The company’s home page on the World Wide Web can be reached at http://www.readrite.com.

This news release contains projections and forward looking statements regarding future events and the future financial performance of the company that involve risks and uncertainties and is subject to the “safe harbor” provisions under the Private Securities Litigation Reform Act of 1995. Readers are cautioned that these forward-looking statements are only predictions and may differ materially from actual future events or results. These statements include, but are not limited to: the company’s expectation that it will have additional qualifications shortly and will announce those as they are finalized; the company’s expectation that 40 gigabyte per platter sales will continue during the quarter in high volume and that the majority of sales for the June quarter will be for customers’ 80 gigabyte per platter programs; the company’s expectation that in the quarter ending June 29, 2003 it will complete additional qualifications for 80 gigabyte per platter customer programs and that revenue will increase by approximately 30% from the March quarter, with a significant reduction in the net loss quarter-to-quarter; and the company’s expectation that it will continue to closely manage its cash position throughout the quarter Readers are referred to the documents filed by the company with the SEC, specifically the most recent reports on Form 10-K and 10-Q, each as it may be amended from time to time, which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements. In addition to these risk factors, other factors that could cause actual results to differ materially include the following: the company may be unsuccessful in controlling its expenditures and/or in securing financing to fund its operations; there may be reductions, cancellations or a rescheduling of orders by any of the company’s customers; the company may be unsuccessful in resolving the technical issues concerning its products; the company may be unsuccessful in quickly and cost effectively ramping volume production of heads for higher density drives in the future; design-ins or qualifications of the company’s products on future programs may not occur or could take place at a slower rate than anticipated; the company may be unsuccessful in achieving and maintaining satisfactory yields; unfavorable industry conditions could worsen; the company’s anticipated unit and revenue growth in the next fiscal quarter may not occur; demand for the company’s products could weaken and lead to order cancellations or reschedules; the competition may introduce products earlier and/or be more cost efficient than the company. Read-Rite undertakes no obligation to update forward-looking statements to reflect events or circumstances occurring after the date of such statements

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Read-Rite Corporation

Consolidated Statement of Operations Data

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended March 31,		Six Months Ended March 31,
	2003	2002	2003	2002
Net sales	$40,890	$52,422	$89,946	$188,335
Cost of sales—on net sales	62,794	88,533	141,572	202,768
Cost of sales—special charges	—	19,997	—	19,997

Gross margin	(21,904)	(56,108)	(51,626)	(34,430)

Research & development	6,422	12,129	15,986	24,493
Selling, general & administrative	4,747	6,591	8,428	12,619
Restructuring costs	26	—	(259)	—
Special charges	—	—	3,284	—

Total operating expenses	11,195	18,720	27,439	37,112

Operating loss	(33,099)	(74,828)	(79,065)	(71,542)

Interest income (expense) and other, net	(2,753)	(3)	(4,279)	1,540

Loss from continuing operations before income taxes	(35,852)	(74,831)	(83,344)	(70,002)

Provision (benefit) for income taxes	—	(699)	—	(651)

Loss from continuing operations	(35,852)	(74,132)	(83,344)	(69,351)

Loss from discontinued operations	—	(2,504)	—	(11,777)
Gain on disposal of subsidiary, net of tax	—	—	1,400	—

Net loss	$(35,852)	$(76,636)	$(81,944)	$(81,128)

Basic and diluted loss per share from continuing operations	$(1.48)	$(3.08)	$(3.44)	$(2.89)
Basic and diluted income (loss) per share from disposal of subsidiary	$0.00	$(0.10)	$0.06	$(0.49)
Basic and diluted net loss per share	$(1.48)	$(3.18)	$(3.38)	$(3.38)

Shares used in per share computations:
Basic	24,223	24,073	24,223	23,978
Diluted	24,223	24,073	24,223	23,978

Read-Rite Corporation

Consolidated Balance Sheet Data

(In thousands)

	March 31, 2003	September 30, 2002
	(Unaudited)
Assets
Cash, cash equivalents and short-term investments	$4,207	$23,882
Accounts receivable, net	11,961	14,057
Inventories	12,123	18,111
Prepaid expenses and other current assets	3,387	5,362

Total current assets	31,678	61,412

Property, plant and equipment, net	158,452	197,186
Intangibles and other assets	5,610	4,557

Total assets	$195,740	$263,155

Liabilities and Stockholders’ Equity
Current liabilities	$100,104	$102,883
Borrowing from Tennenbaum Capital Partners, LLC	8,221	—
Other long-term debt	53,713	46,034
Deferred income taxes and other liabilities	12,496	14,264

Total liabilities	174,534	163,181

Total stockholders’ equity	21,206	99,974

Total liabilities and stockholders’ equity	195,740	263,155